Exhibit 10.2

THE BITZIO CORP.
STOCK ACQUISITION AGREEMENT

Date: July 13, 2011

This Stock Acquisition Agreement (''Agreement'') is between Bitzio Holdings, Inc. (the "Buyer"),  and Amish Shah (the "Seller"), the owner of 100% of the outstanding shares of Bitzio Corp. (the “Business”).  Seller has disclosed and Buyer hereby acknowledges that this Agreement will be executed while Bitzio, LLC is transitioning to Bitzio Corp.  Seller warrants that the transition will be complete prior to the Closing Date, as further defined herein.

INTRODUCTION

Seller desires to sell and Buyer desires to purchase all of the shares of the Business, which is engaged in mobile phone application development, sale, and related business operations, including those assets and only those liabilities attached therein as described in Exhibit "A" and Exhibit “B” attached hereto and incorporated herein by reference on the terms and conditions set forth in this Agreement.

It is understood and acknowledged by the Seller and Buyer that Buyer is a wholly owned subsidiary of Bitzio, Inc., a corporation whose common stock is quoted for trading on the OTC Bulletin Board, shares of which corporation are intended to be given as consideration for the Business in this transaction.

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1 SALE

Business Management Interests and Assets

1.01. Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase or accept from Seller, one hundred percent (100%) of the equity shares of the Business, including, but not limited to, the assets (the “Assets”) described in Exhibit "A" attached hereto and incorporated herein by reference. It is the intent of the parties hereto that the stock paid by the Buyer qualifies as a tax-free reorganization under the applicable provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; however, the Buyer makes no representations as to such eligibility. The Seller acknowledges that he has obtained the advice of his own tax consultants and is satisfied and accepts the tax consequences of the transaction as described in this agreement.

1.02. It is understood and agreed by the Seller and the Buyer that the following assets of the Seller  are not the assets of the Business and are therefore excluded from the sale:

a)	Accounts receivable with respect to sales of the Business prior to the Closing Date.

The Seller shall provide the Buyer with a list of such accounts receivable at the Closing (as defined herein) and the Buyer shall use its best efforts to collect such accounts receivable and deliver any monies collected forthwith to the Seller.

Payment - Consideration for Sale

1.03. In consideration of the sale and transfer of the 100% equity ownership of the Business and the representations, warranties, and covenants of Seller set forth in this Agreement, Buyer shall pay the to the Seller, five million (5,000,000) shares of the common, voting stock of Bitzio, Inc. (the “Shares”) within 15 days after the Closing Date (the "Purchase Price"). The parties acknowledge that such shares will be restricted and accordingly cannot be resold without registration under the Securities Act of 1933 or an exemption therefrom.

1.04. Buyer shall assume on the Closing Date only those duties, liabilities and obligations of the Business arising after the Closing Date pursuant to the contracts, agreements, and purchase orders, insurance and leases described on Exhibit "B" attached hereto and incorporated herein by reference, and to all other purchase orders issued by Business in the ordinary course of business after the Closing Date.

Closing

1.05. The closing (the “Closing”) of the purchase and sale described herein shall be complete upon the date that is ten (10) business days following the date of this Agreement or such earlier date as the parties may agree (the ''Closing Date'').  If Buyer fails to deliver to the Seller the amounts described in section 1.03 within the time set out therein, this Agreement shall be deemed terminated by Buyer unless the Parties mutually agree in writing (via e-mail or otherwise) to an extension and new closing date.

ARTICLE 2 SELLERS REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Buyer that the following facts and circumstances are and at all times up to the Closing Date will be true and correct:

Ownership

2.01. Seller is the sole beneficial owner of the Business with full right to sell or dispose of the shares of the Business as Seller may choose. No other person or persons have any claim, right, title, interest, or lien in, to, or on the Business. No options or warrants to acquire shares of the Business exist or will exist at the Closing Date.

(a) Seller has disclosed and Buyer hereby acknowledges that the business records on file with the California Secretary of State’s office reflect that Seller is 70% owner of the Business, however Seller has acquired the remaining 30% through a contractual transfer that is not reflected in the official records.

Title to Assets and Properties

2.02. The Business has good and marketable title to all of the Assets, both tangible and intangible. All of these assets and interests are free and clear of liens, pledges, charges, encumbrances, equities, valid claims, covenants, conditions, and restrictions. The Seller agrees to indemnify the Buyer for the amount of any undisclosed liabilities and claims that are discovered after the Closing Date.

Laws and Regulations

2.03. Seller is not knowingly in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located.

Authority

2.04. Seller has the full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required by Seller to consummate the transaction contemplated by this Agreement.

Financial Information

2.05. Seller represents that the financial information disclosed to Buyer prior to and up to Closing by Seller is true and accurate and that no material information has been intentionally withheld.

Seller further represents that he will furnish financial information including accounts payable, accounts receivable and cash balances as of the Closing Date and will not deviate from any payments, collections or withdrawals without the written agreement of Buyer. Seller agrees to provide the Buyer with full access to the accounting records of the Business to complete certified audits of its accounting as may be required by the rules and regulations of the Securities and Exchange Commission of the United States of America.

Brokers

2.06. Seller has not retained, consented to, or authorized any broker, investment banker, or third party to act on his or the Business' behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE 3 BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that:

Authority

3.01. Buyer has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. No provisions exist in any contract, document, or other instrument to which Buyer is a party or by which Buyer is bound that would be violated by consummation of the transactions contemplated by this Agreement.

Financial Information

3.02. Bitzio, Inc. currently has an authorized capitalization of 100,000,000 shares of common stock, par value $0.001 per share, of which not more than 50,000,000 shares will be issued and outstanding immediately prior to this acquisition.

3.03. Presently, there are no shares of Bitzio, Inc. common stock, options, warrants or other securities issued and outstanding other than as set forth in Bitzio, Inc.’s financial statements or otherwise disclosed to the Seller.

ARTICLE 4 COVENANTS

Seller covenants with Buyer that from and after the date of this Agreement until the Closing Date, Seller will and will cause Business to:

Business Operations

4.01. Operate its business and conduct its activities in the normal course of business and not introduce any new method of management, operation, or accounting without prior written approval of Buyer.

Maintenance of Assets

4.02. Maintain all Assets in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.

Absence of Liens

4.03. Not sell, pledge, lease, encumber, dispose of, or agree to do any of these acts regarding any of the Assets, without the prior written approval of Buyer.

Preservation of Business

4.04. Use its best efforts to preserve intact its organization and personnel and to keep available the services of all of its employees, agents, independent contractors, and consultants commensurate with business requirements.

Preservation of Customer Relations

4.05. Use its best efforts to preserve intact the present customers of Business and the goodwill of all customers and others with respect to the business.

Performance of Obligations

4.06. Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting Business's customers, business, properties, and assets.

Notification of Litigation

4.07. Promptly notify Buyer in writing of any outstanding or threatened claims; legal, administrative, or other proceedings, suits, investigations, inquiries, complaints, notices of violation, or other process; or judgments, orders, directives, injunctions, or restrictions against or involving the Assets or that could adversely affect the Business.

4.08. Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition in any form of business other than ordinary day-to-day operations of the Business.

Payment of Liabilities and Waiver of Claims

4.09. Not do, or agree to do, any of the following acts:

(a) Pay any obligation or liability, fixed or contingent, other than current liabilities.

(b) Waive or compromise any right or claim.

(c) Without full payment, cancel any note, loan, or other obligation owing to Business.

Maintain Existing Agreements

4.10. Not modify, amend, cancel, or terminate any of the Business's existing contracts or agreements, or agree to do so without the written consent of Buyer.

Taxes and Outstanding Payment Due

4.11. File and maintain accurate records or taxes, fees and costs of taxes that are payable or due prior to Closing, and maintain sufficient funds in business accounts acquired by Buyer to cover taxes, fees and costs accrued prior to Closing but not yet payable or due at time of Closing.

Proprietary Information

4.12. Take reasonable steps to ensure the confidentiality and security of necessary passwords and source code associated with the maintenance of the Business and the Assets prior to and after Closing.

4.13. Take reasonable steps to ensure the confidentiality and non-disclosure of information concerning the sale of the Business and its Assets, and specifically financial information not available to the public relating thereto.

ARTICLE 5 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

The obligation of Buyer to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Buyer, be waived in writing by Buyer) existing on the Closing Date, or such earlier date as the context may require.

Representations and Warranties

5.01. Each of the representations and warranties of Seller in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

Due Diligence

5.02. From the date hereof, the Seller will make available to the Buyer for review, financial statements, books, records and other corporate documents relating to the Business as the Buyer may reasonably request and the Buyer will have the opportunity to meet with the Seller’s accountants and key personnel to discuss the financial and business conditions of the Business and to make whatever further independent investigation the Buyer deems necessary and prudent.  The Seller will cooperate with the Buyer in providing such documentation and information as the Buyer may request.  In the event that the transactions contemplated herein are not consummated, the Buyer will promptly return all financial statements, books, records and other corporate documents to the Seller.

5.04. Buyer and Seller shall each comply with and perform all agreements, covenants, and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and other) in order to consummate this Agreement shall be properly taken by the parties.

ARTICLE 6 PARTIES' OBLIGATIONS AT THE CLOSING

Seller's Obligations at the Closing

6.01. At the Closing, Seller shall execute, if appropriate, and shall deliver to Buyer:

(a) A proposed amendment to Business’s Articles of Organization designating Buyer’s purchase of the Business and change of the designated agent, to be filed with the California Secretary of State.
(b) 100% of the equity shares of the Business.
(c) All documentation in the possession of Seller necessary to operate and to use all Business interests and liabilities being sold to Buyer in this Agreement.

Seller, at any time before or after the Closing Date, shall execute, acknowledge, and deliver to Buyer any further assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Buyer.  Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to possession any or all of the Business interests, liabilities, and Assets to be conveyed and transferred by this Agreement.  If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits of the Assets that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Seller' name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a material breach of this Agreement by Seller.

Buyer's Obligation at Closing

6.02. Buyer shall deliver to the Seller the shares described in section 1.03 hereof within the time set out therein. Buyer agrees to effect complete transition of the Assets listed in Exhibit “A” within 7 business days of Closing.

Use of Name

6.03. Seller agrees that, after the Closing Date, it will not use or employ in any manner, directly or indirectly, the name of the Business or any variation of the name except for purposes of designating prior ownership.

Financial Statements

6.04. The Seller has provided to the Buyer the financial statements for the Business as of and for the periods ended December 31, 2010 and June 20, 2011 (the “Financial Statements”), which are attached hereto as Exhibit “C”. The Financial Statements, books of account and other financial records of the Business are in all material respects complete and correct and are maintained in accordance with good business and accounting practices. Such Financial Statements may be audited by an independent registered public accountant satisfactory to the Buyer at the Buyer’s expense, and full access to all supporting documents including but not limited to: bank statements, general ledgers, contracts, cash receipts and disbursement records and supporting invoices as shall be made available from Seller to Buyer to complete in the audit within 72 days of the Closing Date, as required by the rules and regulations of the Securities and Exchange Commission of the United States of America.

Employment and Non-Competition

6.05. The Seller will enter into an independent contractor agreement (“Employment Agreement”) with the Buyer, within fifteen (15) days of the Closing Date, which agreement will include, but not be limited to, the following:

(a) The term of the Employment Agreement will be no less than one (1) year.
(b) Seller will be compensated in the amount of fifteen thousand ($15,000) US Dollars per month, plus a bonus structure to be agreed upon by the parties.
(c)  Seller will contribute approximately 75% of his time for rendering services to Buyer under such Employment Agreement.

6.06.  Under such Employment Agreement, the Seller will retain all rights and interests to his personal brand and intellectual property including, but not limited to, the following:

(a)	Seller’s name, image and voice;
(b)	All trademarks, copyrights and goodwill associated with Seller’s personal brand.

Confidentiality

6.07. The Seller shall treat confidentially and not disclose, and shall cause the Seller’s agents, directors, officers, employees, representatives, consultants and advisers (the “Seller’ Representatives”) to treat confidentially and not disclose any Confidential Information (as defined herein) unless required by law. The Seller may disclose any of the Confidential Information only to those of the Seller’s Representatives who are authorized by the Buyer and need to know such Confidential Information for the successful operation of the Business. The Seller shall inform the Seller’ Representatives of the confidential nature of such Confidential Information.  The Seller shall be responsible for any breach of this provision by any of the Seller Representatives. The Seller shall not use, and shall cause the Seller Representatives not to use, the Confidential Information for any purpose other than the successful operation of the Business. The Seller shall not use the Confidential Information in any way that is, directly or indirectly, detrimental to the Business or the Buyer. The Seller acknowledge and agrees that the Buyer shall be entitled to injunctive relief to prevent breaches of this provision and to specific performance of the terms and conditions of this provision in addition to any other remedy to which the Buyer may be entitled at law or in equity. In this section, “Confidential Information” means all information of a confidential or proprietary nature, in whatever form communicated or maintained, of or relating to the Business.

ARTICLE 7 GENERAL PROVISIONS

Notices

7.01. All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

If to Seller: Amish Shah, 548 Market Street, Suite 57149, San Francisco, CA 92104

If to Buyer: Gordon McDougall, CEO, Bitzio Holdings, Inc., 548 Market Street, Suite 18224, San Francisco, California, 94104

Assignment of Agreement

7.02. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

7.03. Notwithstanding section 7.02 hereof, the Buyer may dispose of all or any part of its interest in and to this Agreement, the Business or the Assets to its parent company, Bitzio, Inc., or a majority-owned subsidiary of Bitzio, Inc. (the “Permitted Assignee”) provided that the Permitted Assignee shall, prior to and as a condition precedent to such disposition, deliver to the Seller its covenant with and to the Seller that to the extent of the disposition, the Permitted Assignee agrees to be bound by the terms and conditions of this Agreement as if it had been an original party hereto.

Governing Law and Forum

7.04. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Subject to the binding arbitration provisions of this Agreement, each party hereby agrees that federal and state courts located in Las Vegas, Nevada, shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts and waives any objection based on inconvenient forum.

Amendments; Waiver

7.05. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

Entire Agreement

7.06. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

Reliance Upon Representations and Warranties

7.07. The parties mutually agree that, notwithstanding any right of Buyer to fully investigate the affairs of the Business and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to the investigation or right to investigate, Buyer may fully rely upon the material representations, warranties, and covenants made to Buyer in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Buyer pursuant to this Agreement.

Dispute Resolution

7.08. Any conflicts, disputes or controversies arising out of or relating to this Agreement shall be settled by expedited, binding arbitration conducted in Las Vegas, Nevada, under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect and in accordance with such rules. The parties shall mutually agree to one arbitrator within thirty (30) days from a panel of arbitrators knowledgeable and experienced in Internet-based commercial transactions.  In the event that the parties cannot agree upon an arbitrator, the parties agree to use three (3) arbitrators. In accordance with said rules, each party shall each have the right to select one (1) arbitrator; and the two selected arbitrators shall select the third arbitrator. The arbitrators shall, by majority vote, set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an adequate opportunity to discover relevant information regarding the subject matter of the dispute. A majority of the arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorney’s fees and costs, should such majority determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The arbitrators shall render their decision in writing within sixty (60) days of the commencement of the arbitration proceeding.  The decision of a majority of the arbitrators shall be final and binding on the parties.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Arbitration fees and costs shall be split equally, and the parties are solely responsible for their respective lawyer fees.

Force Majeure

7.09. Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, earthquake, flood, or other natural disaster, epidemic, explosion, casualty, war, terrorism, embargo, riot, civil disturbance, act of public enemy, act of God, or the intervention of any government authority, or similar cause beyond either party’s control, and provided further that the other party may terminate this Agreement if such force majeure condition has continued for a period of thirty (30) consecutive days.

Headings

7.10. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All references to this Agreement and the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party hereto or the drafter(s) of this Agreement.

Counterparts

7.11. This Agreement may be signed in counterparts which, together, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (e.g., electronic mail or PDF) shall be effective as delivery of a manually executed counterpart to Agreement.

We understand and agree with the terms and conditions of this Agreement and sign our names with the intent to be legally bound by the Agreement.

BUYER:

/s/ Gordon McDougall	July 13, 2011
Gordon McDougall, CEO	Date
Bitzio Holdings, Inc.

SELLER:

/s/ Amish Shah	July 13, 2011
Amish Shah, Owner	Date

EXHIBIT "A"

THE ASSETS

•	All management interests in and to Bitzio Corp. , a California Corporation.
•	Domain ownership and registration for Bitzio.com.
•	Website hosting account for Bitzio.com.
•
All 163 current applications (and any others that may be added before closing) source code files and intellectual property, including sole ownership of the copyrights where applicable.  As of July 6, 2011 the current applications are:

1.   Amazing Hotel Deals, Tips, Pics and More!
2.   Taylor Swift Lyrics, Music and Videos
3.   Hot New Movies, Trailers and More!
4.   Home Tips, Prices and News
5.   Michael Jackson Lyrics, Tunes and Videos
6.   Schooling Tips, Lessons and More
7.   Actors and Artists Hub
8.   The Beatles Lyric Central
9.   Super CarBuddy - Find Deals and Tips About Cars
10. CreditSavior - Credit tips and credit-repair tracker
11. Bob Marley Lyrics, Photos and Videos
12. Cheap Flights, Deals, Coupons and More!
13.  Hotel Deals, Prices, News, Pics and More!
14.  Kid Rock Lyrics, Photos and Videos
15.  Film School Photos, Videos and Lessons
16.  Ultimate Software and Web 2.0 Buzz
17.  Auto Insurance Deals, Tips, Tools and More
18.  Rental Home Hub - Deals and Tips!
19.  The Traveling App - Never Travel Without It!
20.  Editing Times - Know Everything about Editing!
21.  Mortgage Toolshop - Rate News, Loan Calculator and More!
22.  Eminem: Lyrics, Pics, Videos, News
23.  Katy Perry: Lyrics Pics, Videos, News
24.  Loan Calculator Central
25.  Mortgage Times
26.  Flight Deals, Tips and More
27.  Computer Ratings, Reviews, News and Deals!
28.  Snoop Dogg: Lyrics, Pics, Videos & News
29.  Los Angeles City Guide
30.  Jay Z - Lyrics, Pics, Videos & More
31.  Extended Stay Vacation Guide
32.  Home Insurance Central
33.  Travel Insurance Buddy
34.  Best Car Deal List

35.  Debt Relief Checklist
36.  Victoria's Interior Decorating and Furniture Deals
37.  Chicago City Guide
38.  Shopping Pal (Save Big Money)
39.  Bruno Mars Central
40.  Rihanna Lyrics and Music
41.  Usher Lyrics, Videos & Pics
42.  Kanye West Lyrics and Photos
43.  Laptop Ratings, Reviews and Deals
44.  Grand Theft Auto Guide + Cheat
45.  Grad School Planner
46.  College Planner
47.  Law School Study Guide
48.  Halo 3 Guide + Cheats
49.  Black Friday Deals
50.  Medical School Study Guide
51.  Diabetes Help
52.  Bed Bugs Help
53.  Lyme Disease Help
54.  New York City Guide
55.  Call Of Duty: Black Ops - Walk Through + Cheats
56.  Miami City Guide
57.  Las Vegas CIty Guide
58.  Paris City Guide
59.  London City Guide
60.  New Years Eve Party Guide
61.  Christmas Deals and Steals
62.  Super Meat Boy Walkthrough & Cheats
63.  WWE Fans: Pics, Vids, News & More
64.  UFC Fans: Pics, Vids, News & More
65.  Teeth Care: Healthy Teeth & Great Smiles
66.  Alicia Keys Lyrics, Pics, Videos & News
67.  Chris Brown Lyrics, Pics, Vids & News
68.  Mothers Day Guide & Tips
69.  Valentine's Day Ultimate Ideas
70.  Fathers Day Guide & Tips
71.  Thanksgiving Guide & Recipes
72.  Herpes Help & Support
73.  Natural Wart Removal
74.  Rotator Cuff Help
75.  Mariah Carey Lyrics, Pics & Videos
76.  Lil Wayne Lyrics, Pics & Videos
77.  Trey Songz Lyrics, Pics & Vids
78.  Justin Bieber Lyrics, Pics & Videos
79.  Notre Dame Football
80.  Oregon Ducks Football App (TM)

81.  Boise St Football
82.  Los Angeles Lakers. (Period)
83.  Auburn Tigers Football
84.  Dallas Cowboys Football
85.  The Simpsons
86.  Family Guy
87.  The Holy Bible
88.  Sex Tips
89.  Drugs
90.  TCU Football
91.  New York Yankees
92.  Nelly Lyrics, Pics & Videos
93.  Flo Rida Lyrics, Pics & Videos
94.  Sleeping Help
95.  Yoga App
96.  Hypnosis 101
97.  Positive Thinking 101
98.  Daily Exercise App
99.  The Official Pug App (TM)
100.  Cute Dog Pictures & More Dogs
101.  Tattoo Designs
102.  Pink Lyrics, Pics & Videos
103.  Taio Cruz Lyrics, Pics, Videos & News
104.  Rick Ross: Lyrics, Pics, Videos & News
105.  Cute Overload: Funny Cat Pictures!
106.  Drake Lyrics, Pics, Vids & News
107.  Fresno St Football.
108.  Linkin Park: Lyrics, Pics, Vids & News
109.  Godsmack Lyrics, Pics, Videos & News
110.  Jimmy Eat World Lyrics, Pics, Videos & News
111.  Kylie Minogue Lyrics, Pics, Videos & News
112.  Like a G6
113.  The Grammy's: News, Pics & Vids
114.  The Oscars! News, Pics & Vids
115.  Solar Energy Tips And DIY Guide
116.  Electric Cars: News, Pics & Vids
117.  Weight Loss Tips that Really Work
118.  Money Making Strategies That Really Work
119.  Best Makeup Guide: Tips, Tricks and Reviews
120.  Women's Health Tips
121.  ScreamFree Parenting Tips
122.  Pocket Stylist: Best Fashion Guide App
123.  The Only Astrology App You'll Ever Need
124.  Hotels
125.  Cars
126.  The Wine Bible

127.  Official CPA Exam Guide
128.  The Beer App
129.  The Official Fly Fishing App
130.  Gardening For Noobies
131.  Official Surf App
132.  Official Cheese Guide
133.  Games
134.  Lose Weight
135.  Gran Turismo App
136.  Elvis Presley Lyric Portal
137.  yoga App
138.  Madonna Lyric World
139.  Led Zeppelin Music Zone
140.  Queen Lyric World
141.  AC/DC Music World
142.  Bee Gees Lyric Zone
143.  Celine Dion Lyric Zone
144.  Elton John Lyric Zone
145.  Enrique Iglesias Music World
146.  Mariah Carey Music Zone
147.  Nana Mouskouri Music Portal
148.  Pink Floyd Music World
149.  The Rolling Stones Music Zone
150.  Aerosmith Lyric Zone
151.  Backstreet Boys Music Center
152.  Barbra Streisand Music Zone
153.  Barry White Lyric Place
154.  Billy Joel Music Place
155.  Boney M. Music Zone
156.  Bon Jovi Music Place
157.  Britney Spears Music World
158.  Burce Springsteen Music World
159.  Female Orgasm Tips
160.  Beautiful Photos
161.  LEGO Builders Guide!
162.  The Survival App
163.  Bryan Adams Music Center

•	Pipeline of current applications in any stage of development, including but not limited to initial ideation.
All trademarks, service marks, names, logos, images and copy used or created for the Business, including but not limited to the name “Bitzio”.

EXHIBIT "B"

DUTIES, OBLIGATIONS, AND LIABILITIES ASSUMED

1. Domain registration for Bitzio.com.

2. Website hosting for Bitzio.com.